UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2006

GOLDEN QUEEN MINING CO. LTD.
(Exact name of registrant as specified in its charter)

0-21777
(Commission File Number)

British Columbia, Canada	Not Applicable
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

6411 Imperial Avenue,
Vancouver, British Columbia, Canada, V7W 2J5
(Address of principal executive offices) (Zip Code)

(604) 921-7570
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02	Unregistered Sales of Equity Securities

On January 31, 2006, Golden Queen Mining Co. Ltd. completed an equity financing through the sale of 7,200,000 units of the Company, at CAD$0.50 per unit, for gross proceeds of $3,600,000. The units were offered and sold pursuant to the provisions of Regulation S under the U.S. Securities Act of 1933. Each unit consists of one common share and one non-transferable common share purchase warrant exercisable for a period of two years from closing at CAD$0.60 per share. The Company paid a cash finder’s fee of 2% in connection with the financing. In addition, the Company granted to Sprott Asset Management Inc. (SAM) of Toronto, Canada, a two year right of first refusal to acquire a percentage of any future equity financings equal to their percentage equity interest in the Company, calculated to include unexercised warrants held by SAM. The shares are restricted pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933. The Company has agreed to file a registration statement under U.S. federal securities laws in respect of the securities.

On January 24, 2006, the Company re-priced and extended the exercise date of 8,000,000 unlisted common share purchase warrants. The warrants were first issued under Rule 506 of Regulation D and under Regulation S pursuant to an equity financing which closed on January 26, 2004. The warrants were originally issued for a two year term at an exercise price of $0.62 in the first year and $0.75 in the second year, expiring on January 27, 2006. The Company extended the period in which the warrants may be exercised to June 1, 2006 and reduced the exercise price so that one warrant and $0.60 per entitles the holder to purchase one common share. The shares issuable on exercise of the warrants are restricted pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933. The amendment of the terms of 3,000,000 of the warrants which are held by Landon Clay, an insider of the Company, is subject to disinterested shareholder approval at the next annual shareholder meeting of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN QUEEN MINING CO. LTD.
(Registrant)

Date: February 2, 2006	By:	/s/ Lutz Klingmann

Lutz Klingmann